UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: May 1, 2009

ICO Global Communications (Holdings) Limited
(Exact name of registrant as specified in its charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

Plaza America Tower I
11700 Plaza America Drive, Suite 1010
Reston, Virginia  20190
(Address of principal executive offices, including zip code)

(703) 964-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

            The disclosure provided in Item 2.03 below is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

Credit Agreement Forbearance Agreement

On April 3, 2009, our subsidiary ICO North America, Inc. (“ICO North America”) entered into a Forbearance Agreement (the “Forbearance Agreement”) among the Subsidiary Guarantors named therein, Jefferies Finance LLC, as lead arranger, book manager, documentation agent, syndication agent and administrative agent (“Agent”), and senior lenders (the “Lenders”) under the Amended and Restated Revolving Credit Agreement dated April 7, 2008 (the “Credit Agreement”) with regard to a specified event of default (the “First Event of Default”).  Additional details of the Forbearance Agreement, including a copy of the Forbearance Agreement, may be found on the Company’s current report on Form 8-K filed with the SEC on April 7, 2009, which is incorporated herein by reference.  The Forbearance Period (as defined in the Forbearance Agreement) was scheduled to terminate on May 1, 2009, unless otherwise extended.  In addition, ICO North America advised the Lenders that it would not repay the Loans (as defined in the Credit Agreement) in full on May 1, 2009, as required under the Credit Agreement, which constituted an event of default (together with the First Event of Default, the “Specified CA Events of Default”).

On May 1, 2009, ICO North America entered into a Second Forbearance Agreement (the “Second Forbearance Agreement”) dated as of April 30, 2009, among the Subsidiary Guarantors named therein, the Lenders, Agent, and The Bank of New York Mellon, as collateral agent to the Lenders under the Credit Agreement (“Collateral Agent”).  Pursuant to the Second Forbearance Agreement, the Agent, the Collateral Agent and the Lenders have agreed to temporarily forbear from exercising rights and remedies against ICO North America and the Subsidiary Guarantors with regard to the Specified CA Events of Default.

The Second Forbearance Agreement is effective until May 15, 2009 or, if the Forbearance Extension Date (as defined below) has occurred, until June 5, 2009, unless terminated earlier by a Credit Termination Event (as defined below).  The “Forbearance Extension Date” means the earlier of the date on which ICO North America has entered into a margin loan agreement secured by certain auction rate securities held by ICO North America (the “ARS Margin Facility”) or the date on which ICO North America has obtained a commitment letter, on terms satisfactory to the majority Lenders, for replacement financing for the Credit Agreement (a “Credit Agreement Replacement Facility”).  A “Credit Termination Event” includes a breach of ICO North America’s representations, warranties and covenants under the Second Forbearance Agreement, the occurrence of any event of default under the Credit Agreement or Indenture other than the Specified CA Events of Default or the Specified Indenture Event of Default (as defined below), or any default, breach or other certain events under the ARS Margin Facility.

In consideration for the Second Forbearance Agreement, ICO North America is paying a fee equal to 1.25% of the existing principal under the Credit Agreement, and the interest rate has been increased to 16%.  ICO North America and the Subsidiary Guarantors have agreed to use all of the proceeds received from any sale or disposition of auction rate securities or any net cash proceeds from any asset sale, debt issuance or equity issuance for ICO North America equity to repay the obligations under the Credit Agreement.  As part of the Second Forbearance Agreement, ICO North America and the Subsidiary Guarantors also released the Agent and Lenders, together with the respective directors, officers, employees, independent contractors, attorneys and agents from any claims related to the Credit Agreement and indemnified these persons for damages with respect to these released claims.

ICO North America must meet a number of closing conditions for the continued effectiveness of the Second Forbearance Agreement, including delivery to Agent of the Senior Notes Forbearance Agreement described below executed by the requisite percentage of the holders of ICO North America’s Convertible Senior Secured Notes.

In addition, ICO North America has agreed to use commercially reasonably efforts to obtain an ARS Margin Facility and a Credit Agreement Replacement Facility.  ICO North America also has agreed to present a restructuring plan for its business and a plan to repay the Loans, which may include an equity investment from an affiliate or third party, a refinancing or a sale of assets.  ICO North America and the Subsidiary Guarantors have agreed in connection with any insolvency proceeding with respect to ICO North America and its subsidiaries not to challenge or seek to invalidate any of the outstanding obligations under the Credit Agreement or to subordinate or re-characterize any claim of the Collateral Agent or any Lender against ICO North America.  In addition, ICO North America has agreed to cooperate with the agent, Lenders and Collateral Agent in taking such actions with the Federal Communications Commission as may be necessary for the assignment of the company of ICO North America’s FCC license and other assets in exercising any remedies over these assets.

Convertible Senior Secured Notes Forbearance Agreement

ICO North America has outstanding approximately $736 million aggregate principal amount of  7 ½% convertible notes due on August 15, 2009 (“Senior Notes”) issued pursuant to the Indenture dated as of August 15, 2005 (the “Indenture”), among ICO North America, certain of its subsidiaries, and The Bank of New York Mellon, as trustee (“Trustee”).  The failure of ICO North America to repay the Loans under the Credit Agreement on May 1, 2009 resulted in an event of default under the terms of the Indenture (the “Specified Indenture Event of Default”).

On May 1, 2009, ICO North America entered into a Forbearance Agreement (the “Senior Notes Forbearance Agreement”) dated as of April 30, 2009, together with the Subsidiary Guarantors and the holders of the Senior Notes named therein (the “Holders”).  Pursuant to the Senior Notes Forbearance Agreement, the Holders have agreed to, and to direct the Trustee to, temporarily forbear from exercising rights and remedies against ICO North America and the Subsidiary Guarantors as a result of the Specified Indenture Event of Default until the end of the Forbearance Period (as defined below).

Unless it is terminated earlier by the occurrence of a Notes Termination Event (defined below), the “Forbearance Period” ends on the earlier of (a) May 15, 2009 or, (b) if on or prior to May 15, 2009 ICO North America has entered into an ARS Margin Facility or a binding commitment for a Credit Agreement Replacement Facility, then June 5, 2009.  A “Notes Termination Event” includes a breach of ICO North America’s representations, warranties and covenants under the Senior Notes Forbearance Agreement, the occurrence of an event of default under the Credit Agreement or the Indenture other than the Specified CA Events of Default or the Specified Indenture Event of Default or a default, breach or other certain events under the ARS Margin Facility.

           ICO North America must meet a number of closing conditions for the continued effectiveness of the Senior Notes Forbearance Agreement, including execution of the Second Forbearance Agreement and payment of the legal fees of the Holders’ counsel.  ICO North America has agreed not to sell any auction rate security without the prior consent of the Holders unless the sale would result in gross proceeds to ICO North America of not less than the par or stated value of such auction rate securities.  It has agreed that the proceeds from such sale will be used to pay the obligation under the Credit Agreement.  ICO North America and the Subsidiary Guarantors have agreed in connection with any insolvency proceeding with respect to ICO North America and its subsidiaries not to challenge or seek to invalidate any of the outstanding obligations under the Senior Notes or to subordinate or re-characterize any claim of the Trustee or Holders against ICO North America.  ICO North America has also agreed to involve the Holder’s legal and financial advisors in any discussions by us or ICO North America with any third party concerning a business combination or other strategic transaction.

As part of the Notes Forbearance Agreement, ICO North America and the Subsidiary Guarantors also released the Holders, together with the respective directors, officers, employees, independent contractors, attorneys and agents from any claims related to the Senior Notes, the Senior Notes Forbearance Agreement and the Credit Agreement and indemnified these persons for damages with respect to these released claims. ICO North America has also agreed, no later than June 5, 2009 unless a Notes Termination Event has occurred prior to then, to pursue restructuring the Senior Notes or other restructuring of ICO North America on mutually agreeable terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS
(HOLDINGS) LIMITED (Registrant)

Dated: May 4, 2009	By:	/s/ John L. Flynn
John L. Flynn
Executive Vice President, General Counsel and Corporate Secretary